Exhibit 10.24

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 1st day of October, 2022

BETWEEN:

DR. ROBERT E.W. HANCOCK, businessperson, resident of                      Vancouver, BC,

(the “Executive”)

AND:

ASEP MEDICAL HOLDINGS INC., a British Columbia company, having its principal office located at 420 – 730 View Street, Victoria, British Columbia, V8W 3Y7

(the “Company”)

(the Executive and the Company are together hereinafter referred to as the “Parties”)

WHEREAS:

A. The Company is incorporated under the laws of British Columbia and carries on the business of a publicly traded bioscience company (the “Business”); and

B. The Company wishes to employ the Executive as its Chief Executive Officer (“CEO”) on the terms and conditions set forth in this Employment Agreement (this “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual covenants herein, THE PARTIES HEREBY COVENANT AND AGREE as follows:

1.	EMPLOYMENT

1.1	Position

The Company agrees to employ the Executive, and the Executive agrees to serve the Company, as CEO of the Company and in such other additional position with the Company or its subsidiaries as the Company may reasonably assign to the Executive and which position the Executive agrees to assume, acting reasonably.

1.2	Responsibilities and Duties

(a)	The Executive shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement. In addition to the duties and responsibilities set out in Schedule “A”, the Executive agrees to perform such other duties and responsibilities that are normally performed by a CEO of a company and comply with such instructions that are reasonably assigned or communicated to him by the Board of Directors (the “Board”).

(b)	The Executive shall at all times conduct himself in accordance with all laws that apply to his employment and to the affairs of the Company.

(c)	The Executive shall comply with all written policies that apply to the Company’s senior staff that may be issued by the Company from time to time. It is agreed that the introduction and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends or deletes such policies, such introduction, deletion or amendment shall not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency.

1.3	Term of Employment

(a)	The employment of the Executive is effective on July 1, 2022 (the “Start Date”) and shall continue in full force and effect (the “Term”) unless it is terminated earlier pursuant to the termination provisions set out below in Section 5 of this Agreement.

(b)	The Executive shall devote the majority of his working time and attention during normal business hours to the business of the Company.

1.4	Reporting

The Executive shall report to the Board.

1.5	Standards of Conduct

At all times during his employment with the Company, the Executive shall adhere to all written rules and written regulations respecting standards of conduct and conflict of interest which now are or may be established by the Company and all laws that apply to the Executive’s employment.

2.	COMPENSATION

2.1	Base Salary

(a)	The Company will pay to the Executive an annual base salary of CAD $180,000 (“Base Salary”) which will be payable on a bi-weekly basis, subject to all required deductions.

(b)	The Executive agrees that from the date of this Agreement until the Company completes a financing of at least CAD $2,000,000.00 (the “Deferral Period”), the Company shall have the right to defer payment of up to 100% of the Base Salary (the “Deferred Salary”). For clarity, such deferral shall not reduce any calculation or payment of severance hereunder. On the date falling one day after the end of the Deferral Period, the Company shall pay the full amount of the Deferred Salary, plus a management bonus of $45,000, to the Executive, unless the Deferral Period has been extended by mutual agreement of the parties in writing.

(c)	The Executive acknowledges and agrees the compensation set out in this Agreement is compensation for all hours worked by the Executive and that due to the managerial nature of the Executive’s duties and Business of the Company that the Executive may be required to perform his duties under this Agreement according to an irregular and/or fluctuating schedule as required by the Company, which may include hours outside of normal business hours.

2.2	Bonus

(a)	The Executive shall have the opportunity to earn a bonus upon meeting or exceeding the Company’s achievement of financial and operating targets (the “Bonus”). The amount of the Bonus and specific targets for the Bonus will be determined by the Board in its discretion, acting reasonably.

2.3	Equity

(a)	On the date of execution of this Agreement, the Company will grant to the Executive 300,000 options to purchase common shares of the Company (the “Stock Options”) exercisable at a price of $0.30 per share. The Stock Options shall fully vest on the date of execution of this Agreement. The Company may make future grants of stock options to the Executive at its discretion.

(b)	The Stock Options will be issued subject to all applicable securities laws, including the policies of the Canadian Securities Exchange (“CSE”).

2.4	Benefits

(a)	The Executive will participate in the benefit plans that the Company makes available to its senior staff.

(b)	The Company’s obligations with respect to benefits shall not be to act as a self-insurer. The Company shall make the benefit plans available to the Executive and, where applicable, shall pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage shall be made by the insurance carrier; the Company shall not bear any responsibility or liability in connection with the benefit plans during the employment of the Executive or thereafter.

2.5	Business Expenses

(a)	The Company shall reimburse the Executive for all traveling and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out his duties and responsibilities under this Agreement.

(b)	When seeking reimbursement of expenses, Executive agrees to provide to the Company an itemized expense report, together with original receipts, showing all monies expended hereunder, and such other expense information as the Company may reasonably require.

2.6	Insurance

The Company will arrange and pay for Directors and Officers insurance on behalf of the Executive.

2.7	Vacation

The Company will provide the Executive with four (4) weeks’ paid vacation per calendar year in accordance with the written vacation policy of the Company from time to time applicable to the Company’s senior management.

3.	STATUTORY DEDUCTIONS

The Executive acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to Federal and Provincial income and withholding taxes as well as other applicable taxes, fees, and deductions.

4.	EXECUTIVE’S OBLIGATIONS

1.1	Confidentiality

(a)	The Executive acknowledges that, by reason of this Agreement, the Executive will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

(b)	The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

(ii)	work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(iii)	any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

(iv)	internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business; and

(v)	all information that becomes known to the Executive as a result of this Agreement that the Executive, acting reasonably, believes is confidential information or that the Company takes measures to protect;

(c)	Confidential Information does not include any of the following:

(i)	the general skills and experience gained by the Executive during the Term of this Agreement that the Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies,

(ii)	information publicly known without breach of this Agreement or similar agreements, or

(iii)	information, the disclosure of which by the Executive is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(d)	The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with this Agreement. The Executive agrees that, both during and after the termination of this Agreement, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Company. For clarity, the Company acknowledges that any intellectual property developed independently through the Executive’s research at the University of British Columbia will be excluded from the Agreement.

(e)	The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

5.	TERMINATION

5.1	Termination by the Executive

The Executive may terminate this Agreement and his employment with the Company prior to the end of the Term by giving the Company at least four (4) weeks of written notice. The Company may waive all or part of this notice period by paying to the Executive only his Base Salary for the waived period of notice.

5.2	Termination by the Company

(a)	The employment of the Executive may be terminated by the Company at any time prior to the end of the Term, without notice or any payment in lieu thereof, for Cause. For the purposes of this Agreement, “Cause” means:

(i)	willfully disregarding or willfully disobeying any reasonable direction of the Board;

(ii)	committing any willful or intentional act of dishonesty, including, but not limited to, fraud, or falsification of an employment record; or

(iii)	being found guilty of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft.

(b)	If the Executive is terminated for Cause, the Executive will not be eligible for any notice or pay in lieu of notice or other compensation. All perquisites, benefits and other compensation will end when the Executive is given notice of termination.

(c)	A failure by the Company to rely upon the provisions of Section 5.2(a) in any given instance or instances shall not constitute acquiescence or be deemed a waiver by the Company of its entitlement to terminate the Executive’s employment for Cause.

(d)	The Company may, without cause and at any time prior to the end of the Term, terminate the Executive’s employment by providing the Executive with notice or pay in lieu of such notice and severance pay, if applicable, in the amount of six (6) months’ Base Salary. All benefit coverage and other perquisites of the Executive’s employment shall continue for 180 days subsequent to termination, save and except for any benefits coverage which requires the Executive to be actively employed;

6.	GENERAL

6.1	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the Parties other than as expressly set forth in this Agreement.

6.2	Severability

If any provisions of this Agreement are determined to be invalid, void or unenforceable, in whole or in part, such invalidity, voidance or unenforceability shall attach only to such provision or part thereof, and the remaining part of such provision and all other provisions thereof shall continue in full force and effect.

6.3	Continuing Obligations

Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Articles 4 through 6 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

6.4	Waiver

The waiver by the Executive or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

6.5	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the Parties or it shall have no effect and shall be void.

6.6	Assignment of Rights

The Company has the right to assign this Agreement to another party. The Executive will not assign the Executive’s rights under this Agreement or delegate to others any of the Executive’s functions and duties under this Agreement.

6.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties hereby attorn to the jurisdiction of the courts of British Columbia (Vancouver registry).

7.	CONTINUING COOPERATION

The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

8.	LEGAL ADVICE

The Executive acknowledges and agrees that he has had the opportunity to seek independent legal advice in relation to the nature, contents, terms and effect of this Agreement.

9.	COUNTERPARTS

This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first written above.

ASEP MEDICAL HOLDINGS INC.

Per:

DR. ROBERT E.W. HANCOCK

SCHEDULE A

DUTIES AND RESPONSIBILITIES

Overview

The CEO shall have such skills and abilities as are considered necessary by the Board. The CEO both works with, and is accountable to, the Board.

The Executive’s specific responsibilities as CEO for the Company shall include, but not be limited to, any such duties as normally performed by the CEO of a CSE listed company, which from time to time may be reasonably necessary, such as the following:

●	Assist in performing all tasks necessary to achieve the organization’s mission and help execute staff succession and growth plans.
●	Work with the Board on the strategic vision including fostering and cultivating stakeholder relationships, as well as assisting in the development and negotiation of contracts.
●	Attend Board and Subcommittee meetings.